EXHIBIT 99(a)

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977) SIDNEY B. McNAIR, CPA (1954-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC
RAY C. PEARSON, CPA
J. RANDOLPH NICHOLS, CPA
WILLIAM H. EPPS, JR., CPA
RAYMOND A. PIPPIN, JR., CPA
JERRY A. WOLFE, CPA
W. E. BARFIELD, JR., CPA
HOWARD S. HOLLEMAN, CPA
F. GAY McMICHAEL, CPA

RICHARD A. WHITTEN, JR., CPA
ELIZABETH WARE HARDIN, CPA
CAROLINE E. GRIFFIN, CPA
RONNIE K. GILBERT, CPA
RON C. DOUTHIT, CPA
CHESLEY P. CAWTHON, JR., CPA
CHARLES A. FLETCHER, CPA
MARJORIE HUCKABEE CARTER, CPA
BRYAN A. ISGETT, CPA

February 12, 2003

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

ASSETS
	2002	2001

Cash and Balances Due from Depository Institutions	$21,837,669	$19,319,414

Interest-Bearing Deposits	14,045,513	9,875,114

Federal Funds Sold	47,993,232	30,997,651

Investment Securities
Available for Sale, at Fair Value	90,289,275	77,285,534
Held to Maturity, at Cost (Fair Value of $118,143 and $147,594 as of December 31, 2002 and 2001, Respectively)	118,143	147,594

	90,407,418	77,433,128

Federal Home Loan Bank Stock, at Cost	2,837,000	2,213,600

Loans Held for Sale	6,909,938	3,864,603

Loans	571,816,717	456,055,555
Allowance for Loan Losses	(7,363,772)	(6,158,841)
Unearned Interest and Fees	(588)	(3,454)

	564,452,357	449,893,260

Premises and Equipment	17,328,602	14,625,258

Other Real Estate	1,357,084	1,554,002

Goodwill	448,043	448,043

Other Assets	13,484,123	11,324,531

Total Assets	$781,100,979	$621,548,604

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2002	2001

Deposits
Noninterest-Bearing	$51,533,441	$45,966,699
Interest-Bearing	613,060,357	482,050,490

	664,593,798	528,017,189

Borrowed Money
Federal Funds Purchased	—	251,000
Other Borrowed Money	46,426,628	46,928,866

	46,426,628	47,179,866

Other Liabilities	4,652,325	4,380,746

Guaranteed Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts	14, 000,000	—

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 4,573,232 and 4,445,526 Shares as of December 31, 2002 and 2001, Respectively	4,573,232	4,445,526
Paid – In Capital	23,358,300	21,650,203
Retained Earnings	22,741,828	18,247,876
Restricted Stock – Unearned Compensation	(77,800)	(58,625)
Accumulated Other Comprehensive Income, Net of Tax	832,668	347,592

	51,428,228	44,632,572
Treasury Stock (204,838 Shares in 2001), at Cost	—	(2,661,769)

	51,428,228	41,970,803

Total Liabilities and Stockholders’ Equity	$781,100,979	$621,548,604

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Interest Income
Loans, Including Fees	$41,054,304	$40,334,574	$36,332,732
Federal Funds Sold	483,294	656,661	1,095,926
Deposits with Other Banks	163,817	225,172	532,594
Investment Securities
U. S. Government Agencies	3,130,493	3,006,543	3,028,097
State, County and Municipal	343,800	356,342	355,909
Corporate Obligations	860,457	1,110,414	225,814
Other Investments	83,243	60,640	60,426
Dividends on Other Investments	138,924	133,464	126,309

	46,258,332	45,883,810	41,757,807

Interest Expense
Deposits	19,582,251	23,658,958	20,373,735
Federal Funds Purchased	2,689	13,722	17,966
Borrowed Money	2,411,612	2,066,934	1,873,008

	21,996,552	25,739,614	22,264,709

Net Interest Income	24,261,780	20,144,196	19,493,098

Provision for Loan Losses	2,820,000	1,853,500	2,279,810

Net Interest Income After Provision for Loan Losses	21,441,780	18,290,696	17,213,288

Noninterest Income
Service Charges on Deposits	3,323,709	2,915,866	2,566,669
Other Service Charges, Commissions and Fees	689,715	529,924	413,930
Securities Gains	995,046	387,329	—
Other	873,327	693,945	510,691

	5,881,797	4,527,064	3,491,290

Noninterest Expenses
Salaries and Employee Benefits	10,199,899	8,547,426	7,463,278
Occupancy and Equipment	3,077,922	2,619,812	2,277,178
Directors’ Fees	424,939	411,924	362,084
Securities Losses	—	—	494,343
Legal and Professional Fees	441,191	363,518	306,104
Other Real Estate Expense	48,909	35,129	32,232
Other	4,537,675	3,529,352	3,069,305

	18,730,535	15,507,161	14,004,524

Income Before Income Taxes	8,593,042	7,310,599	6,700,054

Income Taxes	2,841,401	2,444,143	2,187,189

Net Income	$5,751,641	$4,866,456	$4,512,865

Net Income Per Share of Common Stock
Basic	$1.28	$1.10	$1.02

Diluted	$1.28	$1.10	$1.02

Weighted Average Shares Outstanding	4,485,378	4,422,472	4,439,014

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Net Income	$5,751,641	$4,866,456	$4,512,865

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	1,141,806	825,131	1,180,392
Reclassification Adjustment	(656,730)	(255,637)	326,266

Unrealized Gains on Securities	485,076	569,494	1,506,658

Comprehensive Income	$6,236,717	$5,435,950	$6,019,523

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Shares Issued	Common Stock	Paid - In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balance, December 31, 1999	4,435,026	$4,435,026	$21,537,328	$10,766,844	$—	$(1,728,560)	$—	$35,010,638

Issuance of Restricted Stock	5,250	5,250	65,625		(70,875)			—
Amortization of Unearned Compensation					23,625			23,625
Unrealized Gain on Securities Available for Sale, Net of Tax of $749,583						1,506,658		1,506,658
Dividends Paid				(843,653)				(843,653)
Net Income				4,512,865				4,512,865

Balance, December 31, 2000	4,440,276	4,440,276	21,602,953	14,436,056	(47,250)	(221,902)	—	40,210,133

Purchase of Treasury Stock (204,838 Shares)							(2,661,769)	(2,661,769)
Issuance of Restricted Stock	5,250	5,250	47,250		(52,500)			—
Amortization of Unearned Compensation					41,125			41,125
Unrealized Gain on Securities Available for Sale, Net of Tax of $293,863						569, 494		569, 494
Dividends Paid				(1,054,636)				(1,054,636)
Net Income				4,866,456				4,866,456

Balance, December 31, 2001	4,445,526	4,445,526	21,650,203	18,247,876	(58,625)	347,592	(2,661,769)	41,970,803

Purchase of Treasury Stock (41,299 Shares)							(536,887)	(536,887)
Common Stock Issued in Acquisition	120,956	120,956	1,624,397				3,198,656	4,944,009
Issuance of Restricted Stock	7,500	7,500	93,000		(100,500)			—
Forfeiture of Restricted Stock	(750)	(750)	(9,300)		10,050			—
Amortization of Unearned Compensation					71,275			71,275
Unrealized Gain on Securities Available for Sale, Net of Tax of $263,237						485,076		485,076
Dividends Paid				(1,257,689)				(1,257,689)
Net Income				5,751,641				5,751,641

Balance, December 31, 2002	4,573,232	$4,573,232	$23,358,300	$22,741,828	$(77,800)	$832,668	$—	$51,428,228

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Cash Flows from Operating Activities
Net Income	$5,751,641	$4,866,456	$4,512,865
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	1,557,255	1,400,584	1,280,312
Amortization and Accretion	886,568	295,479	100,135
Provision for Loan Losses	2,820,000	1,853,500	2,279,810
Deferred Income Taxes	(417,468)	(322,733)	(396,917)
Securities (Gains) Losses	(995,046)	(387,329)	494,343
(Gain) Loss on Sale of Equipment	(18,056)	17,095	(74,923)
(Gain) Loss on Sale of Other Real Estate and Repossessions	71,401	29,895	(4,872)
Unrealized Loss on Other Real Estate	72,000	—	—
Loans Held for Sale	(3,045,335)	(2,351,920)	(1,059,775)
Change In
Interest Receivable	905,677	347,235	(1,024,025)
Prepaid Expenses	(323,891)	(122,123)	(179,324)
Interest Payable	(696,549)	(110,251)	453,009
Accrued Expenses and Accounts Payable	(626,544)	6,116	321,238
Other	(308,681)	(555,133)	(351,018)

	5,632,972	4,966,871	6,350,858

Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	(4,088,322)	(6,962,881)	3,802,024
Purchase of Investment Securities Available for Sale	(62,904,120)	(64,170,353)	(28,709,259)
Held to Maturity	—	(125,000)	—
Proceeds from Sale of Investment Securities Available for Sale	23,785,033	23,854,260	17,480,023
Proceeds from Maturities, Calls and Paydowns Of Investment Securities Available for Sale	34,317,139	32,837,415	4,653,291
Held to Maturity	43,651	151,729	814,578
Proceeds from Sale of Premises and Equipment	45,050	230,961	230,125
Net Loans to Customers, Net of Loans Received in Business Acquisition	(64,224,466)	(71,112,345)	(74,434,000)
Purchase of Premises and Equipment, Net of Property and Equipment Received in Business Acquisition	(2,951,138)	(2,226,629)	(2,632,908)
Other Real Estate and Repossessions	2,395,654	425,866	1,102,562
Cash Surrender Value of Life Insurance	(213,584)	(77,021)	(56,054)
Cash Used in Business Acquisition, Net	(45,920)	—	(111,687)
Federal Home Loan Bank Stock	(251,300)	(603,900)	(184,100)
Other Investments	(115,000)	(600,000)	—

	(74,207,323)	(88,377,898)	(78,045,405)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	74,109,952	70,687,094	70,633,231
Noninterest-Bearing Customer Deposits	3,791,219	7,318,152	4,928,450
Proceeds from Borrowed Money	31,561,839	30,064,296	9,697,611
Dividends Paid	(1,169,142)	(1,066,611)	(754,634)
Principal Payments on Borrowed Money	(33,761,644)	(8,221,149)	(6,578,694)
Federal Funds Purchased	(251,000)	251,000	—
Purchase of Treasury Stock	(536,887)	(2,661,769)	—
Reduction of ESOP Receivable	343,850	—	—
Proceeds from Issuance of Trust Preferred Securities	14,000,000	—	—

	88,088,187	96,371,013	77,925,964

Net Increase in Cash and Cash Equivalents	19,513,836	12,959,986	6,231,417

Cash and Cash Equivalents, Beginning	50,317,065	37,357,079	31,125,662

Cash and Cash Equivalents, Ending	$69,830,901	$50,317,065	$37,357,079

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)           Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn, Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia; Colony Bank Quitman, FSB, Quitman, Georgia (the Banks); Colony Management Services, Inc., Fitzgerald, Georgia; and Colony Bankcorp Statutory Trusts I and II. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2002. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in agricultural, commercial and real estate loans to local borrowers. The Banks have a high concentration of agricultural and real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1)           Summary of Significant Accounting Policies (Continued)

Accounting Policies

The accounting and reporting policies of Colony Bankcorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by Colony and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

(1)           Summary of Significant Accounting Policies (Continued)

Loans (Continued)

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

(1)           Summary of Significant Accounting Policies (Continued)

Premises and Equipment (Continued)

Description	Life in Years	Method

Banking Premises	15-40	Straight-Line and Accelerated
Furniture and Equipment	5-10	Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards No.130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

(1)           Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, which supersedes Accounting Principles Board (“APB”) Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Reacquisition Contingencies of Purchased Enterprises. The provisions of the Statement apply to all business combinations initiated after June 30, 2001. SFAS No. 141 requires that all business combinations be accounted for by the purchase method of accounting. This method requires the accounts of an acquired business to be included with the acquirer’s accounts as of the date of acquisition with any excess of purchase price over the fair value of the net assets acquired to be capitalized as goodwill or other intangibles. The Statement requires that the assets of an acquired company be recognized as assets apart from goodwill if they meet specific criteria presented in the Statement. The Statement ends the use of the pooling-of-interests method of accounting for business combinations, which required the restatement of all prior period information for the accounts of the acquired institution. As a result of the adoption of this statement, Colony will account for all mergers and acquisitions initiated after June 30, 2001, using the purchase method.

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition, and addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Statement eliminates the requirement to amortize goodwill and other intangible assets that have indefinite useful lives, instead requiring that the assets be tested annually for impairment based on the specific guidance in the Statement. Colony adopted the provisions of the Statement effective January 1, 2002, as required, and applied the provisions of the Statement to all goodwill and other intangible assets recognized in the financial statements. SFAS No. 142 requires a transitional impairment test of all goodwill and other indefinite-lived intangible assets in conjunction with its initial application. The Statement required this test to be performed with any resulting impairment loss to be reported as a change in accounting principle. No impairment was recorded based on the results of these tests.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement is effective beginning January 1, 2003. Management does not expect the implementation of the Statement to have a material impact on Colony’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Statement establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves significant implementation issues related to SFAS No. 121. The provisions of the Statement were adopted by Colony on January 1, 2002. The implementation did not have a material impact on Colony’s financial position or results of operations.

(1)           Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Colony will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a material impact on Colony’s financial position or results of operations.

In August 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. This Statement nullifies the guidance of the Emerging Issues Task Force (“EITF”) in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS No. 146, the Board acknowledges that an entity’s commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. Colony will adopt the provisions of this Statement effective January 1, 2003. Management does not anticipate that the implementation of this Statement will have a materially adverse impact on Colony’s financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which addresses the financial accounting and reporting for the acquisitions of all or part of a financial institution. SFAS No. 147 removes acquisitions of financial institutions, except for transactions between two or more mutual enterprises, from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 147 also amends SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship and credit cardholder intangible assets, and requires companies to cease amortization of unidentifiable assets associated with certain branch acquisitions. The provisions of this Statement were effective beginning October 1, 2002. The implementation of this Statement did not have an impact on Colony’s financial position or results of operations.

(1)           Summary of Significant Accounting Policies (Continued)

Restricted Stock - Unearned Compensation

In 2000, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 44,350. During 2000, 2001 and 2002, 5,250, 5,250 and 7,500 shares were issued under this plan, respectively. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over 3 years (the restriction period).

(2)           Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2002	2001

Cash on Hand and Cash Items	$7,745,099	$5,296,563
Noninterest-Bearing Deposits with Other Banks	14,092,570	14,022,851

	$21,837,669	$19,319,414

(3)           Investment Securities

Investment securities as of December 31, 2002 are summarized as follows:

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$51,684,015	$521,252	$(88,169)	$52,117,098
Other	20,428,878	490,686	(62,947)	20,856,617
State, County and Municipal	7,991,083	268,461	(18,503)	8,241,041
Corporate Obligations	7,711,505	392,471	—	8,103,976
Marketable Equity Securities	1,130,022	—	(159,479)	970,543

	$88,945,503	$1,672,870	$(329,098)	$90,289,275

Securities Held to Maturity
State, County and Municipal	$118,143	$—	$—	$118,143

The amortized cost and fair value of investment securities as of December 31, 2002, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3)           Investment Securities (Continued)

	Securities

	Available for Sale		Held to Maturity

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in One Year or Less	$3,762,002	$3,831,665
Due After One Year Through Five Years	26,769,105	27,605,443
Due After Five Years Through Ten Years	4,987,947	5,114,562
Due After Ten Years	612,412	649,964	$118,143	$118,143

	36,131,466	37,201,634	118,143	118,143

Marketable Equity Securities	1,130,022	970,543
Mortgage Backed Securities	51,684,015	52,117,098

	$88,945,503	$90,289,275	$118,143	$118,143

Investment securities as of December 31, 2001 are summarized as follows:

2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$48,064,812	$515,335	$(171,743)	$48,408,404
Other	2,736,934	96,909		2,833,843
State, County and Municipal	6,827,498	91,166	(33,476)	6,885,188
Corporate Obligations	17,853,228	418,306	(106,446)	18,165,088
The Bankers Bank Stock	50,000			50,000
Marketable Equity Securities	1,130,022		(187,011)	943,011

	$76,662,494	$1,121,716	$(498,676)	$77,285,534

Securities Held to Maturity
State, County and Municipal	$147,594	$—	$—	$147,594

Proceeds from sales of investments available for sale were $23,785,033 in 2002, $23,854,260 in 2001, and $17,480,023 in 2000. Gross realized gains totaled $1,002,013, $420,738 and $336 in 2002, 2001 and 2000, respectively. Gross realized losses totaled $6,967 in 2002, $33,409 in 2001 and $494,679 in 2000.

Investment securities having a carrying value approximating $48,488,000 and $40,711,000 as of December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes.

(4)       Loans

The composition of loans as of December 31 are:

	2002	2001

Commercial, Financial and Agricultural	$46,597,489	$65,004,152
Real Estate-Construction	21,341,166	7,988,232
Real Estate-Farmland	29,502,880	28,130,200
Real Estate-Other	392,332,122	277,146,086
Installment Loans to Individuals	73,461,799	64,884,374
All Other Loans	8,581,261	12,902,511

	$571,816,717	$456,055,555

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $6,898,989 and $8,205,350 as of December 31, 2002 and 2001, respectively, and total recorded investment in loans past due ninety days or more and still accruing interest approximated $935,000 and $332,000, respectively. Foregone interest on nonaccrual loans approximated $543,000 in 2002, $585,000 in 2001 and $575,000 in 2000.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 90 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

	2002	2001

Total Investment in Impaired Loans	$2,116,995	$69,321

Less Allowance for Impaired Loan Losses	(337,683)	(15,944)

Net Investment, December 31	$1,779,312	$53,377

Average Investment during the Year	$2,397,542	$63,183

Income Recognized during the Year	$94	$323

Income Collected during the Year	$94	$323

(5)       Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2002	2001	2000

Balance, Beginning	$6,158,841	$5,661,315	$4,682,024

Provision Charged to Operating Expenses	2,820,000	1,853,500	2,279,810
Loans Charged Off	(2,338,050)	(1,675,902)	(1,541,952)
Loan Recoveries	271,063	319,928	241,433
Business Combination, Quitman Federal	451,918	—	—

Balance, Ending	$7,363,772	$6,158,841	$5,661,315

The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 2002, 2001 and 2000 were as follows:

	2002	2001	2000

Balance, Beginning	$15,944	$73,651	$106,321

Provision Charged to Operating Expenses	331,694	(62,123)	150,679
Loans Charged Off	(9,955)	(28,023)	(218,145)
Loan Recoveries	—	32,439	34,796

Balance, Ending	$337,683	$15,944	$73,651

(6)       Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2002	2001

Land	$2,801,897	$2,019,042
Building	13,680,547	11,969,583
Furniture, Fixtures and Equipment	10,565,153	8,616,795
Leasehold Improvements	628,513	267,434
Construction in Progress	78,304	168,129

	27,754,414	23,040,983
Accumulated Depreciation	(10,425,812)	(8,415,725)

	$17,328,602	$14,625,258

Depreciation charged to operations totaled $1,557,255 in 2002, $1,400,584 in 2001 and $1,280,312 in 2000.

(6)       Premises and Equipment (Continued)

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $195,500 for 2002, $164,800 for 2001 and $153,500 for 2000.

Future minimum rental payments as of December 31, 2002 are as follows:

Year Ending December 31	Amount

2003	$96,991
2004	71,523
2005	46,972
2006	37,382
2007 and Thereafter	24,750

$277,618

(7)       Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2002	2001	2000

Current Federal Expense	$3,076,054	$2,545,795	$2,484,106
Deferred Federal Benefit	(417,468)	(322,733)	(396,917)

Federal Income Tax Expense	2,658,586	2,223,062	2,087,189
Current State Income Tax Expense	182,815	221,081	100,000

	$2,841,401	$2,444,143	$2,187,189

The federal income tax expense of $2,658,586 in 2002, $2,223,062 in 2001 and $2,087,189 in 2000 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

	2002	2001	2000

Statutory Federal Income Taxes	$2,921,634	$2,485,604	$2,278,018
Tax-Exempt Interest	(185,185)	(183,792)	(172,891)
Interest Expense Disallowance	21,890	34,291	33,662
Premiums on Officers’ Life Insurance	(35,550)	(24,964)	(18,489)
Meal and Entertainment Disallowance	7,693	6,569	4,619
State Income Taxes	(71,532)	(60,677)	(47,938)
Other	(364)	(33,969)	10,208

Actual Federal Income Taxes	$2,658,586	$2,223,062	$2,087,189

(7)           Income Taxes (Continued)

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

	2002	2001

Deferred Tax Assets
Allowance for Loan Losses	$2,228,531	$1,634,435
Deferred Compensation	284,478	244,244
Other Real Estate	34,100	10,560
Other	79,511	30,926

	2,626,620	1,920,165
Deferred Tax Liabilities
Premises and Equipment	(496,674)	(307,856)
Other	(10,999)	—

	(507,673)	(307,856)
Deferred Tax Liabilities on Unrealized Securities Gains	(511,105)	(275,401)

Net Deferred Tax Assets	$1,607,842	$1,336,908

(8)           Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1,034,881 and $865,464 as of December 31, 2002 and 2001, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2002	2001

Interest-Bearing Demand	$138,526,034	$104,216,698
Savings	30,102,792	19,404,425
Time, $100,000 and Over	152,393,956	111,529,860
Other Time	292,037,575	246,899,507

	$613,060,357	$482,050,490

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $142,828,000 and $101,267,000 as of December 31, 2002 and 2001, respectively.

As of December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2003	$402,326,085
2004	25,079,397
2005	11,795,941
2006	2,269,206
2007 and Thereafter	2,960,902

$444,431,531

(9)           Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2002	2001

Federal Home Loan Bank Advances	$45,500,000	$41,300,000
First Port City Note Payable	—	577,970
The Banker’s Bank Note Payable	926,628	386,600
First Port City Line of Credit	—	4,664,296

	$46,426,628	$46,928,866

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2003 to 2012 and interest rates ranging from 1.82 percent to 5.93 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2002, the Company had available line of credit commitments totaling $81,667,555, of which $36,167,555 was available.

First Port City note payable was renewed on January 29, 2000 for $674,920. Annual principal payments of $96,320 are due with interest paid quarterly at the Wall Street Prime minus one half percent. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company’s facilities. The note was paid off during 2002.

The Banker’s Bank note payable was renewed on January 7, 2002 for $1,112,735 at a rate of the Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due January 7, 2007. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

Advances under the line of credit with First Port City have an interest rate of the Wall Street Prime. Interest payments are due quarterly with the principal balance due on June 30, 2002. All of the outstanding stock of Colony Bank of Fitzgerald is pledged as collateral for the line of credit. The note was paid off during 2002.

The aggregate stated maturities of other borrowed money at December 31, 2002 are as follows:

Year	Amount

2003	$5,746,156
2004	3,246,156
2005	246,156
2006	3,188,160
2007 and Thereafter	34,000,000

$46,426,628

(10)         Issuance of Trust Preferred Securities

During the first quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Market. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2002, the floating-rate securities had a 5.00 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.60 percent.

During the fourth quarter of 2002, the Company formed a second subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2002, the floating-rate securities had a 4.66 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent.

The Trust Preferred Securities are recorded as a liability on the balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to fund the cash portion of the Quitman acquisition, payoff holding company debt, and inject capital into bank subsidiaries.

(11)         Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company’s policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $408,476 for 2002, $383,688 for 2001 and $369,334 for 2000.

(12)         Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximated $1,884,000 as of December 31, 2002 and $1,426,000 as of December 31, 2001. Unfulfilled loan commitments as of December 31, 2002 and 2001 approximated $51,833,000 and $46,871,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(13)         Deferred Compensation Plan

Two of the Bank subsidiaries have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $837,600 and $719,265 as of December 31, 2002 and 2001, respectively. Benefit payments under the contracts were $60,890 in 2002 and $67,080 in 2001. Provisions charged to operations totaled $134,044 in 2002, $98,059 in 2001 and $103,091 in 2000.

(14)         Interest Income and Expense

Interest income of $349,384, $388,849 and $362,441 from state, county and municipal bonds was exempt from regular income taxes in 2002, 2001 and 2000, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $5,441,039, $6,733,334 and $6,314,057 for the years ended December 31, 2002, 2001 and 2000, respectively.

(15)         Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2002	2001	2000

Interest Expense	$22,693,101	$25,849,826	$21,795,255

Income Taxes	$3,222,911	$2,794,974	$2,351,106

Noncash financing and investing activities for the years ended December 31 are as follows:

	2002	2001	2000

Acquisitions of Real Estate Through Loan Foreclosures	$2,308,183	$1,572,349	$567,006

Acquisitions, Net of Cash Acquired:
Cash Paid, Net	$45,920	$—	$111,687
Common Stock Issued	4,944,009	—	—
Liabilities Assumed	62,189,677	—	458,273

Fair Value of Net Assets Acquired	$67,179,606	$—	$569,960

(16)         Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $12,698,926 as of December 31, 2002 and $11,166,579 as of December 31, 2001. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2002	2001

Balance, Beginning	$11,166,579	$12,958,586
New Loans	7,088,846	7,675,615
Repayments	(6,257,061)	(7,134,255)
Transactions Due to Changes in Directors	—	(2,333,367)
Business Combination, Quitman Federal	700,562	—

Balance, Ending	$12,698,926	$11,166,579

Deposits from related parties held by the Company at December 31, 2002 and 2001 totaled approximately $10,400,000 and $12,400,000, respectively.

(17)         Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries’ financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

(17)         Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2002		2001

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

		(in Thousands)

Assets
Cash and Short-Term Investments	$83,876	$83,876	$60,192	$60,192
Investment Securities Available for Sale	90,289	90,289	77,286	77,286
Investment Securities Held to Maturity	118	118	148	148
Federal Home Loan Bank Stock	2,837	2,837	2,214	2,214
Loans	571,817	580,560	456,056	465,219
Loans Held for Sale	6,910	6,910	3,865	3,865

Liabilities
Deposits	664,594	667,608	528,017	536,397
Borrowed Money	46,427	51,565	46,929	53,042
Trust Preferred Securities	14,000	14,000	—	—

Unrecognized Financial Instruments
Standby Letters of Credit	—	1,884	—	1,426
Commitments to Extend Credit	—	51,833	—	46,871

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(18)         Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 2003 without prior approval from the banking regulatory agencies approximates $2,876,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

(18)         Regulatory Capital Matters (Continued)

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2002, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002

Total Capital to Risk-Weighted Assets	$70,675,497	12.56%	$45,016,240	8.00%	$56,270,300	10.00%
Tier I Capital to Risk-Weighted Assets	63,641,709	11.31	22,508,120	4.00	33,762,180	6.00
Tier I Capital to Average Assets	63,641,709	8.31	30,633,080	4.00	38,291,350	5.00

As of December 31, 2001

Total Capital to Risk-Weighted Assets	47,061,164	9.78	38,495,840	8.00	48,119,800	10.00
Tier I Capital to Risk-Weighted Assets	41,050,648	8.53	19,247,920	4.00	28,871,880	6.00
Tier I Capital to Average Assets	41,050,648	6.80	24,147,440	4.00	30,184,300	5.00

(19)         Business Combination

On March 2, 2000, Colony Bank Ashburn purchased the common stock of Georgia First Mortgage Company in a business combination accounted for as a purchase. The purchase price of $346,725 was the fair value of the net assets of Georgia First Mortgage at the date of purchase. Georgia First Mortgage is primarily engaged in residential real estate mortgage lending in the state of Georgia. Georgia First Mortgage had a net loss of ($48,453) from March 3, 2000 through December 31, 2000 which is included in the consolidated 2000 financial statements.

(19)     Business Combination (Continued)

On March 29, 2002, Colony purchased 100 percent of the outstanding voting stock of Quitman Bancorp, Inc., pursuant to which Quitman was merged with and into Colony with Colony Bankcorp, Inc, surviving the merger and Quitman’s wholly-owned subsidiary, Quitman Federal Savings Bank, becoming a wholly-owned subsidiary of Colony. The business combination was accounted for as a purchase and, accordingly, the results of operations for Quitman Federal Savings Bank have been included in the accompanying consolidated financial statements from that date forward. The acquisition was made for the purpose of extending Colony’s market to the Florida line and creating opportunities in the surrounding area.

The aggregate acquisition price was $7,446,163, which included cash in the amount of $2,502,154 and 367,093 shares of the company’s common stock. Of the shares issued, 246,137 shares were treasury shares with a value of $3,198,656 and 120,956 were new shares with a value of $1,745,353.

The excess of the purchase price over book value has been allocated to the fair value of loans, fair value of deposits and core deposit intangibles in the amounts of $708,000, $663,000 and $514,827, respectively. During 2002, $174,286 of the loan premium was amortized to interest income and $258,068 of the deposit premium was accreted to interest expense. The Company amortized $123,259 of the core deposit intangible in 2002. No goodwill was recorded as a result of this acquisition.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

Cash, Due from Banks and Federal Funds Sold	$2,538,311
Investment Securities	7,603,696
Loans, Net	55,683,770
Bank Premises and Equipment	1,341,716
Other Assets	2,468,347
Deposits	(58,933,503)
Other Borrowed Money	(1,500,000)
Other Liabilities	(1,756,174)

$7,446,163

The following proforma information is based on the assumption that the acquisition took place as of January 1, 2002:

Interest Income	$47,507,373

Interest Expense	22,596,458

Net Income	5,977,128

Earnings per Share
Basic	1.31
Diluted	1.31

Weighted Average Shares	4,574,888

(20)     Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2002 and 2001 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)
BALANCE SHEETS
DECEMBER 31

	2002	2001

ASSETS

Cash	$745,098	$62,920
Investment in Subsidiaries, at Equity	63,984,005	46,156,329
Other	1,611,825	1,339,312

Total Assets	$66,340,928	$47,558,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Dividends Payable	$342,992	$254,441
Notes and Debentures Payable	—	5,242,266
Other	135,708	91,051

	478,700	5,587,758

Subordinated Debt	14,434,000	—

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 4,573,232 and 4,445,526 Shares as of December 31, 2002 and 2001, Respectively	4,573,232	4,445,526
Paid-In Capital	23,358,300	21,650,203
Retained Earnings	22,741,828	18,247,876
Restricted Stock – Unearned Compensation	(77,800)	(58,625)
Accumulated Other Comprehensive Income, Net of Tax	832,668	347,592

	51,428,228	44,632,572
Treasury Stock (204,838 Shares), at Cost	—	(2,661,769)

	51,428,228	41,970,803

Total Liabilities and Stockholders’ Equity	$66,340,928	$47,558,561

(20)         Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Income
Dividends from Subsidiaries	$1,800,000	$1,800,000	$1,956,250
Gain on Investment Securities	250,695	—	—
Other	84,166	67,330	70,423

	2,134,861	1,867,330	2,026,673

Expenses
Interest	483,866	61,358	59,295
Amortization	—	17,951	17,951
Other	1,133,189	956,354	813,804
	1,617,055	1,035,663	891,050

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	517,806	831,667	1,135,623

Income Tax Benefits	410,213	323,487	274,007

Income Before Equity in Undistributed Earnings of Subsidiaries	928,019	1,155,154	1,409,630

Equity in Undistributed Earnings of Subsidiaries	4,823,622	3,711,302	3,103,235

Net Income	5,751,641	4,866,456	4,512,865

Other Comprehensive Income, Net of Tax
Gains on Securities Arising During the Year	1,141,806	825,131	1,180,392
Reclassification Adjustment	(656,730)	(255,637)	326,266

Unrealized Gains (Losses) in Securities	485,076	569,494	1,506,658

Comprehensive Income	$6,236,717	$5,435,950	$6,019,523

(20)         Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31

	2002	2001	2000

Cash Flows from Operating Activities
Net Income	$5,751,641	$4,866,456	$4,512,865
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities Depreciation and Amortization	142,504	130,267	114,133
Gain on Sale of Investments	(250,695)	—	—
Equity in Undistributed Earnings of Subsidiaries	(4,823,622)	(3,711,302)	(3,103,235)
Other	(301,614)	(43,030)	(11,283)

	518,214	1,242,391	1,512,480

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(4,650,000)	(2,000,000)	(1,000,000)
Purchases of Premises and Equipment	(36,282)	(23,585)	(1,200)
Proceeds from Sale of Premises and Equipment	—	800	—
Proceeds on Sale of Investments	300,695	—	—
Payment for Purchase of Federal Savings	(2,502,154)	—	—
Investment in Statutory Trusts	(434,000)	—	—

	(7,321,741)	(2,022,785)	(1,001,200)

Cash Flows from Financing Activities
Dividends Paid	(1,169,142)	(1,066,611)	(754,634)
Principal Payments on Notes and Debentures	(6,377,970)	(96,320)	—
Proceeds from Notes and Debentures	1,135,704	4,664,296	50
Purchase of Treasury Stock	(536,887)	(2,661,769)	—
Subordinated Debt	14,434,000	—	—

	7,485,705	839,596	(754,584)

Increase (Decrease) in Cash	682,178	59,202	(243,304)

Cash, Beginning	62,920	3,718	247,022

Cash, Ending	$745,098	$62,920	$3,718

(21)         Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.